Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mount Pleasant, South Carolina

We consent to the incorporation by reference in Registration Statements on Form S-8 filed by Southcoast Financial Corporation in connection with the Southcoast Financial Corporation 2005 Employee Stock Purchase Plan (Registration Statement No. 333-128197) and the Southcoast Financial Corporation 1999 Stock Option Plan (Registration Statement No. 333-106154), of our report, dated March 10, 2011, relating to our audits of the consolidated financial statements of Southcoast Financial Corporation and Subsidaries, which appear this Annual Report on Form 10-K of Southcoast Financial Corporation for the year ended December 31, 2010.

s/Elliott Davis LLC

Charleston, South Carolina
March 10, 2011